Exhibit 10.13

EXECUTION VERSION

DS WATERS OF AMERICA, INC.

5660 New Northside Drive, Suite 500

Atlanta, GA 30328

August 30, 2013

Crestview Advisors, L.L.C.

c/o Crestview Partners II, L.P.

667 Madison Avenue, 10th Floor

New York, NY 10065

Attention: Jeffrey Marcus

                Katherine Chung

Re:	Monitoring Agreement

Ladies and Gentlemen:

This letter (this “Monitoring Agreement”) serves to confirm certain fees and expenses payable by DS Waters of America, Inc., a Delaware corporation (the “Company”), to Crestview Advisors, L.L.C., a Delaware limited liability company (the “Manager”). Certain capitalized terms used herein are defined in Section 23 below.

1. This Monitoring Agreement shall commence on the date hereof and, unless otherwise extended pursuant to the second sentence of this Section 1, shall terminate on December 31, 2023, unless earlier terminated in accordance with Section 17 below (the “Term”). On December 31, 2023, and at the end of each year thereafter (each of December 31, 2023 and the end of each year thereafter being a “Year End”), the Term shall automatically be extended for an additional year unless notice to the contrary is given by either party at least 30, but no more than 60, days prior to the applicable Year End.

2. In connection with the Manager’s monitoring of its (or its Affiliate’s) investment in DSW Group, Inc., a Delaware corporation and an indirect parent entity of the Company (“DSW Group”), the Company hereby agrees to pay the Manager an aggregate annual fee (the “Monitoring Fee”) in an amount equal to the greater of (a) $2,000,000 and (b) two percent (2%) of EBITDA (as defined in the First Lien Credit Agreement (as hereinafter defined)), which Monitoring Fee (including the method and timing of payment thereof, including whether payable annually, quarterly, monthly or otherwise) shall be reasonably determined by the Manager. The Monitoring Fee payable in respect of the calendar year that includes the date hereof shall be pro rated based on the number of days in such calendar year that this Monitoring Agreement is in effect.

3. In addition, the Company shall reimburse the Manager and its Affiliates, employees and agents for all reasonable fees and expenses incurred in connection with the Manager’s monitoring of its (or its Affiliate’s) investment in DSW Group, including travel, lodging, meals, fees and disbursements of professionals (including accountants, counsel and other advisors), word processing charges, messenger and duplicating services, telephone and facsimile expenses and other general fees and expenses (collectively, “Expenses”). The Company shall promptly (and in any event within 30 days following delivery of a written request therefor) reimburse the Manager for all Expenses. Notwithstanding anything in this Monitoring Agreement to the contrary, nothing in this Monitoring Agreement shall limit any obligations of any member of the Company Group (as hereinafter defined) to reimburse any costs and expenses of the Manager, its Affiliates, employees and agents as provided in any other agreement with any member of the Company Group.

4. If any amounts payable to the Manager pursuant to this Monitoring Agreement are not paid, for any reason, within 30 days following the date on which such amounts are due and payable in accordance with the terms hereof, such amounts shall accrue interest at a per annum rate equal to the base or prime rate then offered by Bank of America, N.A., or its successors.

5. The Company shall, and shall cause each of its direct and indirect parent entities and Subsidiaries (together with the Company, collectively, the “Company Group”) to, use its reasonable best efforts to furnish, or to cause their respective Subsidiaries and agents to furnish, the Manager with such information (the “Information”) as the Manager reasonably believes appropriate to the monitoring of its (or its Affiliate’s) investment in DSW Group. The Company acknowledges and agrees that (a) the Manager will rely on the Information and on information available from generally recognized public sources in performing the activities contemplated hereunder and (b) the Manager does not assume responsibility for the accuracy or completeness of the Information or such other information.

6. Reference is made to (a) the Asset-Based Revolving Credit Agreement, dated as of the date hereof (as amended, restated, modified, supplemented or refinanced and in effect from time to time, the “ABL Credit Agreement”), by and among DS Waters Enterprises, Inc., a Delaware corporation (“Holdings”), Crestview DS Merger Sub II, Inc., a Delaware corporation (the “Borrower”, which is to be merged with and into the Company, with the Company being the surviving corporation of the merger), and the lenders party thereto, (b) the First Lien Credit Agreement, dated as of the date hereof (as amended, restated, modified, supplemented or refinanced and in effect from time to time, the “First Lien Credit Agreement”), by and among Holdings, the Borrower and the lenders party thereto, and (c) the Indenture, dated as of the date hereof (as amended, restated, modified, supplemented or refinanced and in effect from time to time, the “Indenture” and, together with the ABL Credit Agreement and the First Lien Credit Agreement, collectively, the “Loan Documents”), by and among the Borrower, the lenders party thereto and Wilmington Trust, National Association, as trustee. Any portion of the fees and/or expenses payable to the Manager under this Monitoring Agreement which the Company is prohibited under the Loan Documents from paying to the Manager, and which amount is not otherwise paid by the Company, shall be deferred, shall accrue and shall be payable at the earliest time permitted under the Loan Documents or upon the payment in full of all obligations under the Loan Documents. The Company shall notify the Manager if the Company shall be prohibited under the Loan Documents from paying any fees and/or expenses under this Monitoring Agreement on any date on which the Company would otherwise be required to pay to the Manager any fees and/or expenses under this Monitoring Agreement.

7. The Company shall indemnify and hold harmless the Manager, its Affiliates and partners (both general and limited), members (both managing and otherwise), stockholders, directors, officers, controlling persons (if any), agents, consultants and employees and their respective Affiliates (the Manager, each Affiliate and such other specified Person being individually referred to as an “Indemnified Person”) from and against any and all claims, liabilities, losses, damages and expenses, whether joint or several (the “Liabilities”), incurred by any Indemnified Person (including those arising out of an Indemnified Person’s negligence and reasonable fees and disbursements of such Indemnified Person’s counsel) which (a) are related to or arise out of (i) actions taken or omitted to be taken (including any untrue statements made or any statements omitted to be made) by the Company or (ii) actions taken or omitted to be taken by an Indemnified Person with the Company’s consent or in conformity with the Company’s instructions, actions or omissions or (b) are otherwise related to or arise out of the Manager’s monitoring of its (or its Affiliate’s) investment in DSW Group, and will reimburse each Indemnified Person for all costs and expenses, including reasonable fees and disbursements of any Indemnified Person’s counsel, as they are incurred, in connection with investigating, preparing for, defending or appealing any action, formal or informal claim, investigation, inquiry or other proceeding, whether or not in connection with pending or threatened litigation, caused by or arising out of or in connection with the Manager’s monitoring of its (or its Affiliate’s) investment in DSW Group, whether or not any Indemnified Person is named as a party thereto and whether or not any liability results therefrom. The Company will not, however, be responsible for any claims, liabilities, losses, damages or expenses pursuant to clause (b) of the preceding sentence that have resulted primarily from the Indemnified Person’s bad faith, gross negligence or willful misconduct. The Company further agrees that it will not, without the prior written consent of the Manager, settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding in respect of which indemnification may be sought hereunder (whether or not any Indemnified Person is an actual or potential party to such claim, action, suit or proceeding) unless such settlement, compromise or consent includes an unconditional release without any admission of culpability or wrongdoing of the Manager and each other Indemnified Person hereunder from all liability arising out of such claim, action, suit or proceeding. THE COMPANY HEREBY ACKNOWLEDGES THAT THE FOREGOING INDEMNITY SHALL BE APPLICABLE TO ANY CLAIMS, LIABILITIES, LOSSES, DAMAGES OR EXPENSES THAT HAVE RESULTED FROM OR ARE ALLEGED TO HAVE RESULTED FROM THE ACTIVE OR PASSIVE ORDINARY NEGLIGENCE OF THE MANAGER OR ANY OTHER INDEMNIFIED PERSON. The foregoing right to indemnity shall be in addition to any rights that the Company and/or any other Indemnified Person may have at common law or otherwise and shall remain in full force and effect following the completion or any termination of this Monitoring Agreement. The Company hereby acknowledges that certain Indemnified Persons may have rights to indemnification and advancement of expenses from other sources and agrees that, notwithstanding the foregoing, the Company shall be the indemnitor of first resort with respect to the Indemnified Persons. The Company hereby consents to personal jurisdiction and to service and venue in any court in which any claim which is subject to this Monitoring Agreement is brought against the Manager or any other Indemnified Person.

8. Any advice or opinions provided by the Manager may not be disclosed or referred to publicly or to any third party (other than the Company Group’s legal, tax, financial or other advisors), except with the prior written consent of the Manager.

9. The Company hereby grants the Manager and its Affiliates a non-exclusive license to use the Company’s trademarks and logos, solely in connection with describing the Manager’s relationship with the Company and the other members of the Company Group.

10. The Manager shall act as an independent contractor, with duties solely to the Company Group. The provisions hereof shall inure to the benefit of and shall be binding upon the parties hereto and their respective heirs, legal representatives, successors and permitted assigns; provided, that (a) neither this Monitoring Agreement nor any right, interest or obligation hereunder may be assigned by the Company, whether by operation of law or otherwise, without the express written consent of the Manager and (b) any assignment by the Manager of its rights, interests or obligations under this Monitoring Agreement to an Affiliate shall be expressly permitted hereunder and shall not require the prior written consent of the Company. Nothing in this Monitoring Agreement, expressed or implied, is intended to confer on any Person other than the parties hereto or their respective successors and assigns, any rights or remedies under or by reason of this Monitoring Agreement. Without limiting the generality of the foregoing, the parties acknowledge that nothing in this Monitoring Agreement, expressed or implied, is intended to confer on any present or future holders of any capital stock of the Company or any of its Affiliates, or any present or future creditor of the Company or any of its Affiliates, any rights or remedies under or by reason of this Monitoring Agreement or any performance hereunder.

11. This Monitoring Agreement constitutes the entire agreement between the Company and the Manager with respect to the subject matter hereof and supersedes all prior agreements and understanding with respect to the subject matter hereof. The Company acknowledges and agrees that the Manager makes no representations or warranties in connection with this Monitoring Agreement or its performance of any activities pursuant hereto.

12. This Monitoring Agreement and any provision hereof may be amended or modified from time to time only by a written instrument executed by each of the parties hereto. No waiver by any party of any term or condition of this Monitoring Agreement, in one or more instances, shall be valid unless in writing, and no such waiver shall be deemed to be construed as a waiver of any subsequent breach or default of the same or similar nature.

13. This Monitoring Agreement and the rights, obligations and duties of the parties hereunder shall be governed by and interpreted in accordance with the laws of the State of Delaware, without reference to the principles of conflict of laws thereof that would require the application of the law of another jurisdiction.

14. EACH OF THE PARTIES HERETO CONSENTS TO THE JURISDICTION OF THE COURT OF CHANCERY OF THE STATE OF DELAWARE AND, TO THE FULLEST EXTENT PERMITTED BY LAW, SUBJECT TO THE LAST SENTENCE OF SECTION 7 ABOVE, IRREVOCABLY AGREES THAT ALL ACTIONS OR PROCEEDINGS RELATING TO THIS MONITORING AGREEMENT OR THE TRANSACTIONS

CONTEMPLATED BY THIS MONITORING AGREEMENT (WHETHER IN CONTRACT, TORT OR OTHERWISE) SHALL BE LITIGATED IN SUCH COURT. SUBJECT TO THE LAST SENTENCE OF SECTION 7 ABOVE, EACH OF THE PARTIES HERETO ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS RESPECTIVE PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE EXCLUSIVE JURISDICTION OF THE AFORESAID COURT AND TO THE FULLEST EXTENT PERMITTED BY LAW, WAIVES ANY DEFENSE OF FORUM NON CONVENIENS, AND IRREVOCABLY AGREES TO BE BOUND BY ANY FINAL AND NONAPPEALABLE JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS MONITORING AGREEMENT OR THE OTHER TRANSACTIONS CONTEMPLATED BY THIS MONITORING AGREEMENT. TO THE FULLEST EXTENT PERMITTED BY LAW, EACH OF THE PARTIES HERETO FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF THE AFOREMENTIONED COURT IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO SUCH PARTY AT THE ADDRESS SPECIFIED IN THIS MONITORING AGREEMENT. NOTHING HEREIN WILL IN ANY WAY BE DEEMED TO LIMIT THE ABILITY OF ANY PARTY HERETO TO SERVE ANY SUCH LEGAL PROCESS, SUMMONS, NOTICES AND DOCUMENTS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW OR TO OBTAIN JURISDICTION OVER OR TO BRING ACTIONS, SUITS OR PROCEEDINGS AGAINST ANY OTHER PARTY HERETO IN SUCH OTHER JURISDICTIONS, AND IN SUCH MANNER, AS MAY BE PERMITTED BY ANY APPLICABLE LAW.

15. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING (WHETHER IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATED TO THIS MONITORING AGREEMENT, THE ACTIVITIES PERFORMED BY THE MANAGER HEREUNDER OR THE TRANSACTIONS CONTEMPLATED HEREBY.

16. All notices, requests and other communications hereunder must be in writing and shall be deemed to have been duly given only if delivered personally against written receipt or by facsimile transmission or mailed by prepaid first class mail, return receipt requested, or mailed by overnight courier prepaid to the parties at the following addresses or facsimile numbers:

If to the Manager, to:

c/o Crestview Partners II, L.P.

667 Madison Avenue, 10th Floor

New York, NY 10065

Facsimile: (212) 906-0793

Attention: Jeffrey Marcus

                Katherine Chung

with a copy to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019-6064

Facsimile: (212) 757-3990

Attention: Kenneth M. Schneider

                  Neil Goldman

If to the Company, to:

5660 New Northside Drive, Suite 500

Atlanta, GA 30328

Facsimile: (770) 850-6421

Attention: Ryan K. Owens

All such notices, requests and other communications shall (a) if delivered personally to the address as provided in this Section 16, be deemed given upon delivery, (b) if delivered by facsimile transmission to the facsimile number as provided in this Section 16, be deemed given upon facsimile confirmation, (c) if delivered by mail in the manner described above to the address as provided in this Section 16, upon the earlier of the third Business Day following mailing or upon receipt and (d) if delivered by overnight courier to the address as provided in this Section 16, be deemed given on the earlier of the first Business Day following the date sent by such overnight courier or upon receipt (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice is to be delivered pursuant to this Section 16). Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving written notice specifying such change to the other parties hereto.

17. This Monitoring Agreement shall continue in effect for the duration of the Term unless earlier terminated by (a) the consent of all of the parties hereto or (b) the Company, with the consent of the Manager, by delivery of a written notice of termination to the Manager in connection with the consummation of (i) (A) any merger, tender offer or other business combination involving DSW Group or its direct or indirect wholly owned Subsidiary in which Affiliates of the Manager do not directly or indirectly own a majority of the voting securities of the surviving Person, (B) a voluntary sale of voting securities of DSW Group or its direct or indirect wholly owned Subsidiary to any Person in which Affiliates of the Manager do not directly or indirectly own a majority of the voting securities of the surviving Person (including the ultimate parent of the surviving Person) or (C) the sale, lease, license or other transfer of all or substantially all of the assets of the Company Group (each transaction described in clauses (A) through (C), a “Sale Transaction”) or (ii) an initial public offering of any equity securities of any member of the Company Group (an “IPO”). In the event of any termination of this Monitoring Agreement, the Company shall pay, or cause to be paid, in cash to the Manager an amount (the “Lump Sum Payment”) equal to the net present value (using a discount rate equal to the yield to maturity on the date of termination of this Monitoring Agreement of the class of outstanding U.S. government bonds having a final maturity date closest to the earlier of (x) the expiration date of the Term (as extended pursuant to Section 1 above) or (y) the date that is the fifth (5th) anniversary of the date of termination of this Monitoring Agreement (such earlier date, the “Lump Sum Measurement Date”)) of the sum of the remaining payments due to the Manager hereunder through the Lump Sum Measurement Date and any payments deferred by the Manager in accordance with this Monitoring Agreement, including all accrued and unpaid (1) Monitoring Fees, (2) Expenses and (3) interest on any of the foregoing.

18. If any term or other provision of this Monitoring Agreement is invalid, illegal or incapable of being enforced as a result of any rule of law or public policy, all other terms and other provisions of this Monitoring Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Monitoring Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Monitoring Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated by this Monitoring Agreement are fulfilled to the greatest extent possible.

19. It is expressly understood that the foregoing Sections 2 – 4 (with respect to any accrued and unpaid amounts as of the date of termination), 6 – 8, 10 – 21 and 23, in their entirety, survive any termination of this Monitoring Agreement.

20. Except in cases of gross negligence or willful misconduct, none of the Manager, its Affiliates or any of their respective partners (both general and limited), members (both managing and otherwise), stockholders, directors, officers, controlling persons (if any), agents, consultants or employees or their respective Affiliates shall have any liability of any kind whatsoever to any member of the Company Group for any damages, losses or expenses (including special, punitive, incidental or consequential damages and interest, penalties and fees and disbursements of attorneys, accountants, investment bankers and other professional advisors) with respect to the performance of any activities hereunder. To the fullest extent permitted under applicable law, neither the Manager nor any of its Affiliates shall be liable to the Company or any other member of the Company Group for breach of any duty (contractual or otherwise) by reason of any activities or omissions of the types contemplated by this Monitoring Agreement. The Company (on behalf of itself and the other members of the Company Group), by its acceptance of the benefits hereof, covenants, agrees and acknowledges that no Person other than the Manager shall have any obligation hereunder and that it has no rights of recovery against, and no recourse hereunder or under any documents or instruments delivered in connection herewith shall be had against, any former, current or future director, officer, controlling person, manager, agent, Affiliate, consultant or employee of the Manager (or any of its successors or permitted assignees), against any former, current or future general or limited partner, member or stockholder of the Manager (or any of its successors or permitted assignees) or any Affiliate thereof or against any former, current or future director, officer, controlling person, agent, consultant, employee, Affiliate, general or limited partner, stockholder, manager or member of any of the foregoing, whether by or through attempted piercing of the corporate veil, by or through a claim by or on behalf of any member of the Company Group against any such Person, whether in tort, contract or otherwise, by the enforcement of any judgment or assessment or by any legal or equitable proceeding, or by virtue of any applicable law, or otherwise.

21. For purposes of this Monitoring Agreement, except as otherwise expressly provided herein or unless the context otherwise requires: (a) references herein to “Sections” are to the specified Section of this Monitoring Agreement; (b) the words “herein,” “hereof,” “hereunder,” “hereby” and other words of similar import refer to this Monitoring Agreement as a whole and not to any particular provision; and (c) the words “include” and “including” are deemed to be followed by the phrase “without limitation.” No party, nor such party’s counsel, shall be deemed to be the drafter of this Monitoring Agreement for purposes of construing the provisions hereof, and all provisions of this Monitoring Agreement shall be construed according to their fair meaning and not strictly for or against any party.

22. This Monitoring Agreement may be executed in one or more counterparts (by facsimile or via email as a portable document format (.pdf)), each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument.

23. As used in this Monitoring Agreement: (a) “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person, and “control” means, when used with respect to any specified Person, the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and “controlling” and “controlled” shall have correlative meanings; (b) “Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in the State of New York are authorized or required by law or executive order to close; (c) “Person” means any individual, firm, corporation, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, limited liability company, governmental entity or other entity of any kind, and shall include any successor (by merger or otherwise) of such entity; and (d) “Subsidiary” means, with respect to any Person, any Affiliate controlled by such Person directly or indirectly through one or more intermediaries.

[Signature Page Follows]

If the foregoing sets forth the understanding between us, please so indicate on the enclosed signed copy of this Monitoring Agreement in the space provided therefor and return it to us, whereupon this Monitoring Agreement shall constitute a binding agreement among us.

Very truly yours,

DS WATERS OF AMERICA, INC.

By:	/s/ Thomas J. Harrington
Name: Thomas J. Harrington
Title: CEO and President

AGREED TO AND ACCEPTED BY:

CRESTVIEW ADVISORS, L.L.C.

By:	/s/ Evelyn C. Pellicone
Name: Evelyn C. Pellicone
Title: Chief Financial Officer

[Signature Page to Monitoring Agreement]